WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS YEAR END 2019 RESULTS AND DECLARES
QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, January 28, 2020: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and twelve months ended December 31, 2019.

For the three months ended December 31, 2019, the Company reported net income of $3.4 million, or $0.13 earnings per diluted share, compared to net income of $3.8 million, or $0.14 earnings per diluted share, for the three months ended December 31, 2018. On a linked quarter basis, net income of $3.4 million, or $0.13 earnings per diluted share, increased $212,000, or 6.6%, from net income of $3.2 million, or $0.12 earnings per diluted share, for the three months ended September 30, 2019. Net income of $13.3 million, or $0.51 earnings per diluted share, for the twelve months ended December 31, 2019, decreased $3.1 million, or 18.6%, from $16.4 million, or $0.57 earnings per diluted share, for the twelve months ended December 31, 2018.

Additionally, the Company’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on or about February 26, 2020 to shareholders of record on February 12, 2020.

“We are pleased to report a strong finish to 2019 with solid loan growth and core deposit growth during the third and fourth quarters of 2019,” stated James Hagan, President and CEO. “We are well positioned to take advantage of market opportunities as we continue to expand into the Connecticut marketplace with two new branches opening in 2020. We also recently announced the acquisition of a People’s United property in Huntington, Massachusetts. We are excited to become part of the Huntington community as we deepen our commitment to Massachusetts,” Mr. Hagan added.

Mr. Hagan concluded, “We believe our repurchase of 1.9 million shares during 2019 and our ongoing quarterly dividends enhance shareholder value. We are working to further enhance our profitability through continued prudent loan and core deposit growth. Growing and managing our balance sheet in this interest rate environment is a driving factor to our success, and we are positioned to take advantage of decreasing short-term interest rates as we go into 2020.”

Key Highlights:

•	Loans: Total loans as of December 31, 2019 were $1.8 billion, an increase of $24.4 million, or 1.4%, from September 30, 2019, and an increase of $79.2 million, or 4.7%, from December 31, 2018. Average loans increased $35.2 million, or 2.0%, from the three months ended September 30, 2019 to the three months ended December 31, 2019.

•	Deposits: Total deposits increased $81.9 million, or 5.1%, from December 31, 2018 to December 31, 2019. Total deposits increased $8.3 million, or 0.5%, from September 30, 2019 to December 31, 2019. Core deposits increased $11.8 million, or 1.2%, from September 30, 2019, and increased $89.3 million, or 9.5%, from December 31, 2018. At December 31, 2019, non-interest bearing deposit accounts represented 23.4% of total deposits. The loan-to-deposit ratio decreased from 106.3% at December 31, 2018 to 105.9% at December 31, 2019.

•	Allowance for Loan Losses and Credit Quality: Allowance for loan losses as a percentage of total loans was 0.79% and 0.71% at December 31, 2019 and December 31, 2018, respectively. Non-performing loans decreased from $13.5 million, or 0.79% of total loans, at December 31, 2018 to $9.9 million, or 0.56% of total loans, at December 31, 2019.

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•	Net Interest Margin: The net interest margin was 2.90% for the three months ended December 31, 2019, compared to 2.88% for the three months ended September 30, 2019. The net interest margin, on a tax-equivalent basis, was 2.93% for the three months ended December 31, 2019, compared to 2.91% for the three months ended September 30, 2019. Consistent with much of the banking industry, we continue to address funding cost headwinds and are focused on acquiring the most cost effective sources to fund our loan growth. We intend to continue focusing on attracting lower-cost core deposits, which typically also generate fee income for the Company.

•	Repurchases: During the twelve months ended December 31, 2019, the Company repurchased approximately 1.9 million shares under its previously approved repurchase plan. As of December 31, 2019, there were 1,126,866 shares available to repurchase under the plan.

•	Capital Management: Book value per share was $8.74 at December 31, 2019, compared to $8.35 at December 31, 2018, while tangible book value per share increased $0.36, or 4.6%, from $7.78 at December 31, 2018 to $8.14 at December 31, 2019. As of December 31, 2019, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Net Income for the Three Months Ended December 31, 2019 Compared to the Three Months Ended September 30, 2019

The Company reported net income of $3.4 million, or $0.13 earnings per diluted share, for the three months ended December 31, 2019, compared to net income of $3.2 million, or $0.12 earnings per diluted share, for the three months ended September 30, 2019. Return on average assets and return on average equity were 0.63% and 5.82%, respectively, for the three months ended December 31, 2019, as compared to 0.60% and 5.53%, respectively, for the three months ended September 30, 2019.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $396,000, or 2.7%, to $14.9 million for the three months ended December 31, 2019 from $14.5 million for the three months ended September 30, 2019. The increase in net interest income was due to an increase in interest income of $233,000, or 1.1%, and a decrease in interest expense of $163,000, or 2.6%. The increase in interest income of $233,000, or 1.1%, was primarily due to prepayment penalties of $429,000 recognized during the three months ended December 31, 2019, compared to $44,000 of prepayment penalties during the three months ended September 30, 2019. Also, net interest income for the three months ended December 31, 2019 included $79,000 in negative purchase accounting adjustments, compared to $154,000 of favorable purchase accounting adjustments for the three months ended September 30, 2019. Excluding the prepayments penalties and the purchase accounting adjustments, net interest income increased $244,000, or 1.7%, from the three months ended September 30, 2019.

The net interest margin was 2.90% for the three months ended December 31, 2019, compared to 2.88% for the three months ended September 30, 2019. The net interest margin, on a tax-equivalent basis, was 2.93% for the three months ended December 31, 2019, compared to 2.91% for the three months ended September 30, 2019. Excluding the purchase accounting adjustments and prepayment penalties, the net interest margin was 2.86% for the three months ended December 31, 2019, compared to 2.87% for the three months ended September 30, 2019.

The tax-equivalent average yield on interest-earning assets decreased three basis points from 4.15% for the three months ended September 30, 2019 to 4.12% for the three months ended December 31, 2019. Excluding the purchase accounting adjustments and prepayment penalties, the average yield on interest-earning assets decreased six basis points from 4.09% for the three months ended September 30, 2019 to 4.03% for the three months ended December 31, 2019. During the three months ended December 31, 2019, the average cost of funds decreased six basis points from 1.64% for the three months ended September 30, 2019 to 1.58% for the three months ended December 31, 2019. The average cost of core deposits, including non-interest bearing demand deposits, increased two basis points from 0.32% for the three months ended September 30, 2019 to 0.34% for the three months ended December 31, 2019. The average cost of time deposits decreased three basis points from 2.18% for the three months ended September 30, 2019 to 2.15% for the three months ended December 31, 2019, while the average cost of Federal Home Loan Bank (“FHLB”) borrowings decreased 15 basis points during the same period. For the three months ended December 31, 2019, average demand deposits of $388.1 million, an interest-free source of funds, represented 23.2% of average total deposits, and increased $19.5 million, or 5.3%, from the three months ended September 30, 2019. During the three months ended December 31, 2019, average interest-earning assets increased $38.4 million, or 1.9%, to $2.0 billion, from the three months ended September 30, 2019. The increase in average interest-earning assets was due to an increase of $35.2 million, or 2.0%, in average loans and an increase of $7.0 million, or 84.3%, in average short-term investments, partially offset by a decrease of $4.2 million, or 1.8%, in average securities.

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Provision for Loan Losses

The provision for loan losses decreased $275,000, or 21.6%, from $1.3 million for the three months ended September 30, 2019, to $1.0 million for the three months ended December 31, 2019. The Company recorded net charge-offs of $170,000 for the three months ended December 31, 2019, as compared to net charge-offs of $426,000 for the three months ended September 30, 2019.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $205,000, or 7.9%, to $2.4 million for the three months ended December 31, 2019, from $2.6 million for the three months ended September 30, 2019. The decrease in non-interest income was primarily due to a decrease in service charges and fees of $155,000, or 7.7%, partially offset by an increase in other income, due to swap fees on commercial real estate loans of $150,000. As reported last quarter, the third quarter typically includes seasonal non-interest income, which was approximately $180,000 during the three months ended September 30, 2019. During the three months ended December 31, 2019, the Company reported $29,000 in unrealized losses on the Company’s marketable equity securities portfolio, compared to $45,000 in unrealized gains during the three months ended September 30, 2019. In addition, the Company reported realized losses on the sale of securities of $85,000, compared to realized gains on the sale of securities of $49,000 during the three months ended September 30, 2019.

Non-Interest Expense

For the three months ended December 31, 2019, non-interest expense increased $165,000, or 1.4%, to $11.9 million from $11.7 million for the three months ended September 30, 2019. The increase in non-interest expense was primarily due to an increase in salaries and benefits of $212,000, or 3.1%, primarily due to year-end salary accruals. Other increases were noted in occupancy expense, which increased $55,000, or 5.6%, due to an increase in snow removal costs of $34,000, an increase in professional fees of $35,000 and an increase in Federal Deposit Insurance Corporation (“FDIC”) insurance expense of $8,000. FDIC insurance expense decreased in the third and fourth quarter from prior quarters due to receipt of the FDIC small bank assessment credits. FDIC small bank assessment credits will automatically be applied each quarter that the reserve ratio is at least 1.38%, up to the full amount of a small bank's credit or assessment, whichever is less. The Company has $92,000 in FDIC small bank assessment credits that will be applied in the future. These increases were partially offset by a decrease of $130,000, or 35.7%, in advertising expense, a decrease of $7,000, or 1.0%, in data processing expense and a decrease of $7,000, or 1.7%, in furniture and equipment. For the three months ended December 31, 2019, the efficiency ratio was 68.3%, compared to 68.9% for the three months ended September 30, 2019.

Income Tax Provision

The Company’s effective tax rate was 22.3% for the three months ended December 31, 2019, compared to 21.8% for the three months ended September 30, 2019.

Net Income for the Three Months Ended December 31, 2019 Compared to the Three Months Ended December 31, 2018

The Company reported net income of $3.4 million, or $0.13 earnings per diluted share, for the three months ended December 31, 2019, compared to net income of $3.8 million, or $0.14 earnings per diluted share, for the three months ended December 31, 2018. Return on average assets and return on average equity were 0.63% and 5.82%, respectively, for the three months ended December 31, 2019, as compared to 0.72% and 6.43%, respectively, for the three months ended December 31, 2018.

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Net Interest Income and Net Interest Margin

Net interest income increased $104,000, or 0.7%, to $14.9 million for the three months ended December 31, 2019, from $14.8 million for the three months ended December 31, 2018. Interest income increased $848,000, or 4.2%, from the three months ended December 31, 2018 as compared to the three months ended December 31, 2019, while interest expense increased $744,000, or 13.9%, during the same period. Excluding negative purchase accounting adjustments of $79,000 and prepayment penalties of $429,000 recognized during the three months ended December 31, 2019 and favorable purchase accounting adjustments of $61,000 and prepayment penalties of $49,000 recognized during the three months ended December 31, 2018, net interest income decreased $136,000, or 0.9%.

The net interest margin was 2.90% for the three months ended December 31, 2019, compared to 2.97%, for the three months ended December 31, 2018. The tax-equivalent net interest margin for the three months ended December 31, 2019 was 2.93%, compared to 2.99% during the three months ended December 31, 2018. Excluding the purchase accounting adjustments and prepayment penalties, the net interest margin was 2.83% for the three months ended December 31, 2019, compared to 2.95%, for the three months ended December 31, 2018. The tax-equivalent average yield on interest-earning assets increased five basis points from 4.07% for the three months ended December 31, 2018 to 4.12% for the three months ended December 31, 2019. Excluding the purchase accounting adjustments and prepayment penalties in both periods, the average yield on interest-earning assets decreased one basis point from 4.06% for the three months ended December 31, 2018 to 4.05% for the three months ended December 31, 2019. During the three months ended December 31, 2019, the average cost of funds increased 16 basis points from 1.42% for the three months ended December 31, 2018 to 1.58% for the three months ended December 31, 2019. The average cost of time deposits increased 38 basis points from 1.77% for the three months ended December 31, 2018 to 2.15% for the three months ended December 31, 2019. The average cost of deposits, including non-interest bearing deposits, increased 18 basis points from 0.87% for the three months ended December 31, 2018 to 1.05% for the three months ended December 31, 2019, while the average cost of FHLB borrowings decreased nine basis points during the same period. For the three months ended December 31, 2019, average demand deposits of $388.1 million, an interest-free source of funds, represented 23.2% of average total deposits and increased $28.9 million, or 8.0%, from the three months ended December 31, 2018.

During the three months ended December 31, 2019, average interest-earning assets increased $60.1 million, or 3.0%, to $2.0 billion, from the three months ended December 31, 2018. The increase in average interest-earning assets was due to an increase in average loans of $83.9 million, or 5.0%, partially offset by a decrease in average securities of $21.3 million, or 8.3%, and a decrease in average short-term investments of $2.0 million, or 11.6%. Average FHLB borrowings decreased $13.8 million, or 5.3%, from $258.9 million for the three months ended December 31, 2018 to $245.1 million for the three months ended December 31, 2019.

Provision for Loan Losses

The provision for loan losses increased $700,000, or 233.3%, from $300,000 for the three months ended December 31, 2018 to $1.0 million for the three months ended December 31, 2019. The Company recorded net charge-offs of $170,000 for the three months ended December 31, 2019 and $482,000 for the same period in 2018. Contributing to the increase in the general reserves was an increase in total loans of $24.4 million, or 1.4%.

Non-Interest Income

Non-interest income increased $168,000, or 7.5%, to $2.4 million for the three months ended December 31, 2019, from $2.2 million for the three months ended December 31, 2018. The increase was due to an increase in swap fees on commercial real estate loans of $205,000 and an increase in service charges and fees of $93,000, or 5.3%, partially offset by unrealized losses of $29,000 on the Company’s marketable equity securities portfolio and realized losses of $85,000 on the sale of securities.

Non-Interest Expense

For the three months ended December 31, 2019, non-interest expense increased $212,000, or 1.8%, to $11.9 million, or 2.17% of average assets, from $11.7 million, or 2.19% of average assets, for the three months ended December 31, 2018. The increase in non-interest expense was primarily due to an increase in salaries and benefits of $671,000, or 10.4%, an increase in occupancy expense of $35,000, or 3.5%, and an increase in data processing of $22,000, or 3.2%. These increases were partially offset by a decrease in professional fees of $122,000, or 17.4%, a decrease in FDIC insurance expense of $127,000, or 90.7%, a decrease in advertising expense of $108,000, or 31.6%, and a decrease in other non-interest expense of $164,000, or 8.3%. For the three months ended December 31, 2019, the efficiency ratio was 68.3%, compared to 68.6% for the three months ended December 31, 2018.

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Income Tax Provision

The Company’s effective tax rate decreased from 24.1% for the three months ended December 31, 2018 to 22.3% for the three months ended December 31, 2019.

Net Income for the Twelve Months Ended December 31, 2019 Compared to the Twelve Months Ended December 31, 2018

For the twelve months ended December 31, 2019, the Company reported net income of $13.3 million, or $0.51 per diluted share, compared to $16.4 million, or $0.57 per diluted share, for the twelve months ended December 31, 2018. During the twelve months ended December 31, 2018, the Company reported $1.1 million in favorable purchase accounting adjustments, compared to $16,000 in 2019. In addition, the Company received $715,000 in bank-owned life insurance (“BOLI”) death benefits in excess of cash surrender value in 2018. Return on average assets and return on average equity were 0.63% and 5.79% for the twelve months ended December 31, 2019, respectively, compared to 0.78% and 6.82% for the twelve months ended December 31, 2018, respectively.

Net Interest Income and Net Interest Margin

Net interest income decreased $2.0 million, or 3.4%, from $60.0 million for the twelve months ended December 31, 2018 to $58.0 million for the twelve months ended December 31, 2019. The decrease in net interest income was primarily due to a decrease in purchase accounting adjustments of $1.1 million, or 98.6%. Interest and dividend income increased $3.1 million, or 4.0%, and was offset by an increase in interest expense of $5.2 million, or 27.2%. The increase in interest expense was due to an increase in interest expense on deposits of $5.5 million, or 47.3%, partially offset by a decrease in interest expense on borrowings of $365,000, or 5.0%, for the twelve months ended December 31, 2019. Excluding favorable purchase accounting adjustments of $16,000 and prepayment penalties of $496,000 recognized during the twelve months ended December 31, 2019 and $1.1 million in favorable purchase accounting adjustments and $328,000 in prepayment penalties recognized during the twelve months ended December 31, 2018, net interest income decreased $1.1 million, or 1.8%.

The tax-equivalent net interest margin decreased 15 basis points from 3.08% for the twelve months ended December 31, 2018 to 2.93% for the twelve months ended December 31, 2019. Excluding purchase accounting adjustments and prepayment penalties, the adjusted tax-equivalent net interest margin for the twelve months ended December 31, 2019 was 2.91% compared to 3.01% for the twelve months ended December 31, 2018.

The average asset yield increased nine basis points from 4.05% for the twelve months ended December 31, 2018 to 4.14% for the twelve months ended December 31, 2019. The average cost of funds increased 33 basis points from 1.26% for the twelve months ended December 31, 2018 to 1.59% for the twelve months ended December 31, 2019. The average cost of time deposits increased 57 basis points from 1.55% for the twelve months ended December 31, 2018 to 2.12% for the twelve months ended December 31, 2019. The average cost of FHLB borrowings increased 25 basis points from 2.63% for the twelve months ended December 31, 2018 to 2.88% for the twelve months ended December 31, 2019.

Average interest-earning assets increased $34.3 million, or 1.7%, to $2.0 billion for the twelve months ended December 31, 2019. The increase in average interest-earning assets was due to an increase in average loans of $55.6 million, or 3.3%, and an increase in average short-term investments of $3.3 million, or 32.4%, partially offset by a decrease in average investments of $23.2 million, or 8.6%. Average FHLB borrowings decreased $36.8 million, or 13.3%, from $277.2 million for the twelve months ended December 31, 2018 to $240.4 million for the twelve months ended December 31, 2019.

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Provision for Loan Losses

The provision for loan losses of $2.7 million increased $775,000, or 40.8%, for the twelve months ended December 31, 2019 compared to $1.9 million for the twelve months ended December 31, 2018. The Company recorded net charge-offs of $626,000 for the twelve months ended December 31, 2019, as compared to net charge-offs of $678,000 for the twelve months ended December 31, 2018. Contributing to the increase in the general reserves was an increase in commercial real estate loans of $48.0 million, or 6.2%, from $768.9 million at December 31, 2018 to $816.9 million at December 31, 2019.

Non-Interest Income

For the twelve months ended December 31, 2019, non-interest income of $9.7 million increased $472,000, or 5.1%, compared to $9.2 million for the twelve months ended December 31, 2018. During the twelve months ended December 31, 2018, non-interest income included the recognition of $715,000 in BOLI death benefits in excess of cash surrender value. Excluding the BOLI income, non-interest income increased $1.2 million, or 13.9%, from the twelve months ended December 31, 2018 to the twelve months ended December 31, 2019. The increase was primarily due to an increase in service charges and fees of $427,000, or 6.2%, and an increase in other income, due to swap fees on commercial real estate loans of $343,000 and $165,000 in unrealized gains on the Company’s marketable equity securities portfolio, partially offset by $97,000 in realized losses on the securities portfolio and a decrease in income from BOLI of $26,000, or 1.4%. During the twelve months ended December 31, 2018, the Company reported gains on the disposal of other real estate owned (“OREO”) of $48,000.

Non-Interest Expense

For the twelve months ended December 31, 2019, non-interest expense increased $1.6 million, or 3.4%, to $47.8 million, or 2.24% of average assets, compared to $46.2 million, or 2.21% of average assets for the twelve months ended December 31, 2018. The increase in non-interest expense was primarily due to an increase of $1.7 million, or 6.4%, in salaries and benefits, an increase in occupancy expense of $200,000, or 5.0%, an increase in data processing of $142,000, or 5.4%, an increase in furniture and fixtures of $112,000, or 7.2%, and an increase in other non-interest expense of $52,000, or 0.7%. These expenses were partially offset by a decrease in professional fees of $371,000, or 13.2%, a decrease in FDIC insurance expense of $173,000, or 28.7%, and a decrease in advertising expense of $63,000, or 4.5%. During the twelve months ended December 31, 2018, there were approximately $309,000 in legal fees associated with a previously charged-off loan from 2010. The Company recovered $835,000 of the charge-off during the twelve months ended December 31, 2019. The decrease in FDIC insurance expense of $173,000, or 28.7%, was due to the receipt of FDIC small bank assessment credits applied to the Company’s FDIC assessment in the third and fourth quarters of 2019. FDIC small bank assessment credits will automatically be applied each quarter that the reserve ratio is at least 1.38%, up to the full amount of a small bank's credit or assessment, whichever is less. For the twelve months ended December 31, 2019, the efficiency ratio was 70.7%, compared to 67.1% for the twelve months ended December 31, 2018.

Income Tax Provision

The effective tax rate for the twelve months ended December 31, 2019 and December 31, 2018 was 22.4% and 22.3%, respectively.

Balance Sheet

At December 31, 2019, total assets were $2.2 billion, an increase of $62.7 million, or 3.0%, from December 31, 2018, primarily due to an increase in loans of $79.2 million, or 4.7%, partially offset by a decrease in securities available-for-sale of $26.0 million, or 10.3%.

Loans

Total loans increased $79.2 million, or 4.7%, from $1.7 billion at December 31, 2018 to $1.8 billion at December 31, 2019. The increase was due to an increase in commercial real estate loans of $48.0 million, or 6.2%, an increase in residential real estate loans, including home equity loans, of $25.4 million, or 3.8%, and an increase in commercial and industrial loans of $5.4 million, or 2.2%. In order to reduce interest rate risk, the Company currently services $48.2 million in residential loans sold to the secondary market. The servicing rights will continue to be retained on all loans sold.

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The following table is a summary of our outstanding loan balances as of the periods indicated:

	December 31, 2019	December 31, 2018
	(Dollars in thousands)
Commercial real estate loans	$816,886	$768,881
Commercial and industrial loans	248,893	243,493
Residential real estate loans	700,244	674,879
Consumer loans	5,747	5,203
Total gross loans	1,771,770	1,692,456
Unamortized premiums and net deferred loans fees and costs	4,264	4,401
Total loans	$1,776,034	$1,696,857

Credit Quality

Net charge-offs for the twelve months ended December 31, 2019 totaled $626,000, or 0.04% of average loans, compared to net charge-offs $678,000, or 0.04% of average loans, for the twelve months ended December 31, 2018.

At December 31, 2019, nonperforming loans totaled $9.9 million, or 0.56% of total loans, compared to $13.5 million, or 0.79% of total loans at December 31, 2018. At December 31, 2019, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets were 0.45% at December 31, 2019 and 0.64% at December 31, 2018. The allowance for loan losses as a percentage of total loans was 0.79% at December 31, 2019, compared to 0.71% at December 31, 2018. At December 31, 2019, the allowance for loan losses as a percentage of nonperforming loans was 142.7%, compared to 89.4% at December 31, 2018. The allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee Bancorp, Inc. (“Chicopee”), which were recorded at fair value with no related allowance for loan losses, was 1.01% at December 31, 2019 and 0.98% at December 31, 2018.

Deposits

At December 31, 2019, total deposits were $1.7 billion, an increase of $81.9 million, or 5.1%, from December 31, 2018. Core deposits, which the Company defines as all deposits except time deposits, increased $89.3 million, or 9.5%, from $935.9 million, or 58.6% of total deposits, at December 31, 2018, to $1.0 billion, or 61.1% of total deposits, at December 31, 2019. Non-interest-bearing deposits increased $37.9 million, or 10.7%, to $393.3 million, money market accounts increased $37.0 million, or 9.3%, to $435.4 million, and savings accounts increased $7.8 million, or 6.6%, to $126.4 million and interest-bearing checking accounts increased $6.6 million, or 10.4%, to $70.2 million. Time deposits, which include brokered deposits, decreased $7.4 million, or 1.1%, from $660.0 million, or 41.4% of total deposits, at December 31, 2018 to $652.6 million, or 38.9% of total deposits, at December 31, 2019. Brokered deposits decreased $2.3 million, or 9.7% to $21.5 million at December 31, 2019, from $23.8 million at December 31, 2018.

FHLB Advances

FHLB advances decreased $26.8 million, or 10.0%, from $267.3 million at December 31, 2018 to $240.5 million at December 31, 2019.

Capital

At December 31, 2019, shareholders’ equity was $232.0 million, or 10.6% of total assets, compared to $237.0 million, or 11.2% of total assets at December 31, 2018. The decrease in shareholders’ equity during the twelve months ended December 31, 2019 reflects $19.2 million for the repurchase of the Company’s shares during the year and the payment of regular cash dividends of $5.3 million offset by net income of $13.3 million and an decrease of $4.4 million in accumulated other comprehensive loss. Total shares outstanding as of December 31, 2019 were 26,557,981.

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 The Company’s book value per share increased $0.39, or 4.7%, to $8.74 at December 31, 2019 from $8.35 at December 31, 2018. The Company’s tangible book value per share increased $0.36, or 4.6%, to $8.14 at December 31, 2019 from $7.78 at December 31, 2018. The Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Share Repurchase

On March 1, 2019, the Company announced the completion of its 2017 Repurchase Plan (the “2017 Plan”), under which the Company repurchased a total of 3,047,000 shares. On January 29, 2019, the Board of Directors authorized the 2019 Repurchase Plan (the “2019 Plan”) under which the Company may purchase up to 2,814,200 shares, or 10% of its outstanding common stock. The 2019 Plan commenced upon the completion of the 2017 Plan. For the twelve months ended December 31, 2019, the Company repurchased 1,938,667 shares under both the 2017 Plan and the 2019 Plan. As of December 31, 2019, there were 1,126,866 shares remaining under the 2019 Plan.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 22 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2019	2019	2019	2019	2018	2019	2018
INTEREST AND DIVIDEND INCOME:
Loans	$19,366	$19,111	$18,302	$18,058	$18,111	$74,837	$70,795
Securities	1,431	1,465	1,630	1,690	1,754	6,216	7,157
Other investments	195	192	210	236	232	833	863
Short-term investments	45	36	73	76	92	230	175
Total interest and dividend income	21,037	20,804	20,215	20,060	20,189	82,116	78,990

INTEREST EXPENSE:
Deposits	4,417	4,454	4,367	3,969	3,516	17,207	11,683
Long-term debt	1,069	1,102	1,051	1,139	1,202	4,361	4,380
Short-term borrowings	627	720	596	626	651	2,569	2,915
Total interest expense	6,113	6,276	6,014	5,734	5,369	24,137	18,978

Net interest and dividend income	14,924	14,528	14,201	14,326	14,820	57,979	60,012

PROVISION FOR LOAN LOSSES	1,000	1,275	350	50	300	2,675	1,900

Net interest and dividend income after provision for loan losses	13,924	13,253	13,851	14,276	14,520	55,304	58,112

NON-INTEREST INCOME:
Service charges and fees	1,863	2,018	1,850	1,633	1,770	7,364	6,937
Income from bank-owned life insurance	452	444	478	425	451	1,799	1,825
Gain on bank-owned life insurance death benefit	—	—	—	—	—	—	715
(Loss) gain on sales of securities, net	(85)	49	(96)	35	(31)	(97)	(281)
Gain on sale of OREO	—	—	—	—	—	—	48
Unrealized (loss) gain on marketable equity securities	(29)	45	79	70	48	165	(142)
Other income	205	55	206	8	—	474	131
Total non-interest income	2,406	2,611	2,517	2,171	2,238	9,705	9,223

NON-INTEREST EXPENSE:
Salaries and employees benefits	7,105	6,893	6,876	6,780	6,434	27,654	25,982
Occupancy	1,030	975	998	1,171	995	4,174	3,974
Furniture and equipment	417	424	427	405	412	1,673	1,561
Data processing	703	710	702	665	681	2,780	2,638
Professional fees	581	546	607	705	703	2,439	2,810
FDIC insurance	13	5	236	176	140	430	603
Advertising expense	234	364	370	364	342	1,332	1,395
Other	1,822	1,823	1,924	1,757	1,986	7,326	7,274
Total non-interest expense	11,905	11,740	12,140	12,023	11,693	47,808	46,237

INCOME BEFORE INCOME TAXES	4,425	4,124	4,228	4,424	5,065	17,201	21,108

INCOME TAX PROVISION	988	899	971	994	1,223	3,852	4,700
NET INCOME	$3,437	$3,225	$3,257	$3,430	$3,842	$13,349	$16,408

Basic earnings per share	$0.13	$0.12	$0.13	$0.13	$0.14	$0.51	$0.57
Weighted average shares outstanding	25,819,623	25,854,040	26,047,187	27,037,520	28,252,383	26,185,336	28,886,904
Diluted earnings per share	$0.13	$0.12	$0.12	$0.13	$0.14	$0.51	$0.57
Weighted average diluted shares outstanding	25,946,894	25,969,365	26,160,169	27,153,160	28,395,964	26,303,140	29,029,394

Other Data:
Return on average assets (1)	0.63%	0.60%	0.62%	0.66%	0.72%	0.63%	0.78%
Return on average assets, exclusive of tax benefits (1)(3)	0.63%	0.60%	0.62%	0.66%	0.72%	0.63%	0.77%
Return on average equity (1)	5.82%	5.53%	5.76%	6.05%	6.43%	5.79%	6.82%
Return on average equity, exclusive of tax benefits (1)(3)	5.82%	5.53%	5.76%	6.01%	6.43%	5.79%	6.75%
Efficiency ratio (2)	68.25%	68.88%	72.54%	73.35%	68.62%	70.71%	67.10%
Net interest margin, on a tax-equivalent basis	2.93%	2.91%	2.92%	2.97%	2.99%	2.93%	3.08%

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities and OREO and gain on bank-owned life insurance death benefit.
(3)	Please refer to the “Reconciliation of non-GAAP to GAAP Financial Measures” on page 15 for further details.

9

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Cash and cash equivalents	$24,741	$45,399	$25,688	$44,482	$26,789
Securities available-for-sale, at fair value	227,708	231,258	234,999	244,878	253,748
Marketable equity securities, at fair value	6,737	6,726	6,639	6,518	6,408
Federal Home Loan Bank of Boston and other restricted stock - at cost	14,477	13,064	11,756	12,407	14,695

Loans	1,776,034	1,751,582	1,722,161	1,680,666	1,696,857
Allowance for loan losses	(14,102)	(13,272)	(12,423)	(11,879)	(12,053)
Net loans	1,761,932	1,738,310	1,709,738	1,668,787	1,684,804

Bank-owned life insurance	71,051	70,599	70,155	69,677	69,252
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	3,312	3,406	3,500	3,594	3,688
Other assets	59,031	52,435	52,182	52,867	46,951
TOTAL ASSETS	$2,181,476	$2,173,684	$2,127,144	$2,115,697	$2,118,822

Total deposits	$1,677,864	$1,669,515	$1,644,551	$1,629,834	$1,595,993
Short-term borrowings	35,000	35,000	50,000	35,000	59,250
Long-term debt	205,515	205,681	175,683	196,039	208,018
Other liabilities	31,073	31,507	27,194	27,507	18,532
TOTAL LIABILITIES	1,949,452	1,941,703	1,897,428	1,888,380	1,881,793

TOTAL SHAREHOLDERS' EQUITY	232,024	231,981	229,716	227,317	237,029

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,181,476	$2,173,684	$2,127,144	$2,115,697	$2,118,822

10

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Other Data:

Shares outstanding at end of period	26,557,981	26,561,742	26,703,468	26,953,429	28,393,348

Book value per share	$8.74	$8.73	$8.60	$8.43	$8.35
Tangible book value per share	8.14	8.14	8.00	7.84	7.78
30-89 day delinquent loans	9,418	9,176	7,165	8,513	7,183
30-89 day delinquent loans acquired from Chicopee, net of purchase accounting adjustments	6,573	3,270	3,160	2,751	2,763
Total delinquent loans	13,802	13,435	14,712	15,103	12,495
Total delinquent loans as a percentage of total loans	0.78%	0.77%	0.85%	0.90%	0.74%
Nonperforming loans	$9,881	$11,058	$14,920	$15,312	$13,484
Nonperforming loans acquired from Chicopee, net of purchase accounting adjustments	$5,743	$4,122	$3,938	$4,032	$4,894
Nonperforming loans as a percentage of total loans	0.56%	0.63%	0.87%	0.91%	0.79%
Nonperforming assets as a percentage of total assets	0.45%	0.51%	0.70%	0.72%	0.64%
Allowance for loan losses as a percentage of nonperforming loans	142.72%	120.02%	83.26%	77.58%	89.39%
Allowance for loan losses as a percentage of total loans	0.79%	0.76%	0.72%	0.71%	0.71%
Allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee recorded at fair value with no corresponding allowance	1.01%	0.99%	0.96%	0.96%	0.98%

11

The following tables set forth the information relating to our average balances and net interest income for the three months ended December 31, 2019, September 30, 2019, and December 31, 2018 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(8)	Cost	Balance	Interest(8)	Cost	Balance	Interest(8)	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,774,442	$19,497	4.36%	$1,739,266	$19,244	4.39%	$1,690,515	$18,236	4.28%
Securities(2)	234,758	1,436	2.43	238,961	1,470	2.44	256,063	1,760	2.73
Other investments	16,805	195	4.60	16,354	192	4.66	17,345	232	5.31
Short-term investments(3)	15,312	45	1.17	8,330	36	1.71	17,326	92	2.11
Total interest-earning assets	2,041,317	21,173	4.12	2,002,911	20,942	4.15	1,981,249	20,320	4.07
Total non-interest-earning assets	137,780			138,543			132,547
Total assets	$2,179,097			$2,141,454			$2,113,796

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$76,472	98	0.51	$70,719	105	0.59	$70,319	79	0.45
Savings accounts	128,347	35	0.11	128,133	36	0.11	121,932	33	0.11
Money market accounts	428,326	733	0.68	402,716	641	0.63	405,668	528	0.52
Time deposit accounts	653,768	3,551	2.15	666,792	3,672	2.18	643,478	2,876	1.77
Total interest-bearing deposits	1,286,913	4,417	1.36	1,268,360	4,454	1.39	1,241,397	3,516	1.12
Short-term borrowings and long-term debt	245,101	1,696	2.75	249,109	1,822	2.90	258,900	1,853	2.84
Total interest-bearing liabilities	1,532,014	6,113	1.58	1,517,469	6,276	1.64	1,500,297	5,369	1.42
Non-interest-bearing deposits	388,088			368,647			359,244
Other non-interest-bearing liabilities	24,655			24,099			17,224
Total non-interest-bearing liabilities	412,743			392,746			376,468
Total liabilities	1,944,757			1,910,215			1,876,765
Total equity	234,340			231,239			237,031
Total liabilities and equity	$2,179,097			$2,141,454			$2,113,796
Less: Tax-equivalent adjustment(2)		(136)			(138)			(131)
Net interest and dividend income		$14,924			$14,528			$14,820
Net interest rate spread(4)			2.51%			2.48%			2.62%
Net interest rate spread, on a tax-equivalent basis(5)			2.54%			2.51%			2.65%
Net interest margin(6)			2.90%			2.88%			2.97%
Net interest margin, on a tax-equivalent basis(7)			2.93%			2.91%			2.99%
Ratio of average interest-earning
assets to average interest-bearing liabilities			133.24%			131.99%			132.06%

12

The following tables set forth the information relating to our average balances and net interest income for the twelve months ended December 31, 2019 and 2018 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Twelve Months Ended December 31,
	2019			2018
	Average		Average Yield/	Average		Average Yield/
	Balance	Interest (8)	Cost	Balance	Interest (8)	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,721,884	$75,354	4.38%	$1,666,266	$71,283	4.28%
Securities(2)	245,417	6,236	2.54	268,614	7,181	2.67
Other investments	16,061	833	5.19	17,453	863	4.94
Short-term investments(3)	13,459	230	1.71	10,213	175	1.71
Total interest-earning assets	1,996,821	82,653	4.14	1,962,546	79,502	4.05
Total non-interest-earning assets	137,000			134,174
Total assets	$2,133,821			$2,096,720

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$72,690	377	0.52	$87,072	340	0.39
Savings accounts	126,506	146	0.12	136,428	162	0.12
Money market accounts	405,785	2,532	0.62	414,686	1,911	0.46
Time deposit accounts	668,521	14,152	2.12	596,182	9,270	1.55
Total interest-bearing deposits	1,273,502	17,207	1.35	1,234,368	11,683	0.95
Short-term borrowings and long-term debt	240,416	6,930	2.88	277,151	7,295	2.63
Total interest-bearing liabilities	1,513,918	24,137	1.59	1,511,519	18,978	1.26
Non-interest-bearing deposits	366,211			327,868
Other non-interest-bearing liabilities	23,098			16,653
Total non-interest-bearing liabilities	389,309			344,521
Total liabilities	1,903,227			1,856,040
Total equity	230,594			240,680
Total liabilities and equity	$2,133,821			$2,096,720
Less: Tax-equivalent adjustment(2)		(537)			(512)
Net interest and dividend income		$57,979			$60,012
Net interest rate spread(4)			2.52%			2.77%
Net interest rate spread, on a tax-equivalent basis(5)			2.55%			2.79%
Net interest margin(6)			2.90%			3.06%
Net interest margin, on a tax-equivalent basis(7)			2.93%			3.08%
Ratio of average interest-earning
assets to average interest-bearing liabilities			131.90%			129.84%

13

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended December 31, 2019, September 30, 2019 and December 31, 2018, the loan accretion income and interest expense reduction on time deposits and borrowings (decreased) increased net interest income $(79,000), $154,000 and $61,000, respectively, and for the twelve months ended December 31, 2019 and 2018, the loan accretion income and interest expense reduction on time deposits and borrowings increased net interest income $16,000 and $1.1 million, respectively. Excluding these items, net interest margin, on a tax-equivalent basis, for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018 was 2.94%, 2.88% and 2.97% and the net interest margin, on a tax-equivalent basis, for the twelve months ended December 31, 2019 and 2018 was 2.93% and 3.01%, respectively.

14

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2019	2019	2019	2019	2018	2019	2018
	(Dollars in thousands, except per share data)
Net Income:
Net income, as presented	$3,437	$3,225	$3,257	$3,430	$3,842	$13,349	$16,408
Tax benefit impact (1)	—	—	—	(24)	—	(24)	(165)
Core net income, exclusive of tax benefits impact	$3,437	$3,225	$3,257	$3,406	$3,842	$13,325	$16,243

Diluted EPS:
Diluted earnings per share, as presented	$0.13	$0.12	$0.12	$0.13	$0.14	$0.51	$0.57
Tax benefits impact (1)	—	—	—	—	—	—	(0.01)
Core diluted EPS, exclusive of tax benefits impact	$0.13	$0.12	$0.12	$0.13	$0.14	$0.51	$0.56

Return on Average Assets:
Return on average assets, as presented	0.63%	0.60%	0.62%	0.66%	0.72%	0.63%	0.78%
Tax benefit impact (1)	—	—	—	—	—	—	(0.01)
Core return on average assets, exclusive of tax benefits impact	0.63%	0.60%	0.62%	0.66%	0.72%	0.63%	0.77%

Return on Average Equity:
Return on average equity, as presented	5.82%	5.53%	5.76%	6.05%	6.43%	5.79%	6.82%
Tax benefits impact (1)	—	—	—	(0.04)	—	—	(0.07)
Core return on average equity, exclusive of tax benefits impact	5.82%	5.53%	5.76%	6.01%	6.43%	5.79%	6.75%

______________________

(1)	Impact of stock option exercises and bank-owned life insurance death benefits.

15